Exhibit 99.1
Raven Industries Reports First Quarter Fiscal 2020 Results
Sioux Falls, S.D. - May 20, 2019 - Raven Industries, Inc. (the Company) (NASDAQ: RAVN) today reported financial results for the first quarter that ended April 30, 2019.

Noteworthy Items:

•	Temporary conditions held down first quarter results; however, growth in sales and operating income are expected for the full year in each division and for the Company;

•	Consolidated net sales decreased 12 percent year-over-year in the first quarter (a decrease of 4 percent year-over-year when excluding the impact of hurricane recovery film sales);[1]

•
Engineered Films completed the commissioning of Line 15, its new blown film production line with advanced capabilities, which will provide future growth within the industrial and geomembrane end-markets;

•	Engineered Films was awarded and began fabrication on a new $7.4 million geomembrane installation project in Carlsbad, CA;

•	Engineered Films' net sales decreased 26 percent year-over-year (a decrease of 13 percent year-over-year when excluding the impact of hurricane recovery film sales);[2]

•
Aerostar's net sales increased 12 percent year-over-year as the division began delivering on the previously announced five-year $36 million radar systems contract award with the U.S. Naval Air Warfare Center;

•	Applied Technology's integration of the AgSync, Inc. (AgSync) acquisition is progressing very well and initial customer feedback regarding this transaction has been exceptionally strong;

•	Applied Technology increased net sales 3 percent year-over-year on strength in Brazil, despite temporary end-market weakness in North America as a result of the very wet spring.

First Quarter Results:
Net sales for the first quarter of fiscal 2020 were $98.2 million, down 11.7 percent versus the first quarter of fiscal 2019. Hurricane recovery film sales declined $8.9 million in the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019. Excluding sales of hurricane recovery film, consolidated net sales in the first quarter decreased $4.0 million, or 4.0 percent year-over-year.1 Both Applied Technology and Aerostar accomplished year-over-year sales growth, but the decline in net sales from Engineered Films drove the consolidated result. Engineered Films' net sales were adversely impacted in the first quarter by temporary operational inefficiencies associated with the go-live on a new enterprise resource planning (ERP) platform and weather-related impacts that forced production shutdowns and delayed delivery of certain raw materials. The Company estimates these factors, on a combined basis, negatively impacted Engineered Films' net sales in the first quarter by approximately $4.5 million.

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Raven Industries First Quarter 2020 Results
May 20, 2019

Operating income for the first quarter of fiscal 2020 was $15.1 million versus operating income of $21.5 million in the first quarter of fiscal 2019, decreasing 29.8 percent year-over-year. The year-over-year decrease was primarily due to negative operating leverage as a result of lower sales volume. Sales volume was down significantly in Engineered Films due to prior year abnormally high hurricane recovery film sales, the post go-live temporary operational inefficiencies and weather-related impacts to production. Increased investment in research and development activities in both Applied Technology and Aerostar to drive future growth also negatively impacted operating income versus the prior year.

Net income for the first quarter of fiscal 2020 was $13.2 million, or $0.36 per diluted share, versus net income of $22.1 million, or $0.61 per diluted share, in last year's first quarter. Included in the prior year's first quarter results on a pre-tax basis was an expense associated with a gift to South Dakota State University of $4.5 million ($3.7 million after-tax, or $0.10 per diluted share) and a non-operating gain on the sale of the Company's ownership interest in Site-Specific Technologies (SST) of $5.8 million ($4.7 million after-tax, or $0.13 per diluted share). The net impact of these two non-recurring events to the prior year's first quarter was a favorable $0.03 per diluted share. In addition, this year's first quarter net income benefited from approximately $1 million ($0.03 per diluted share) in favorable discrete tax items which reduced the Company's effective tax rate by approximately 6 percentage points year-over-year.

Balance Sheet and Cash Flow:
At the end of the first quarter of fiscal 2020, cash and cash equivalents totaled $61.4 million, decreasing $4.4 million from the prior quarter. The sequential decrease in cash was led by an increase in net working capital requirements and share repurchase activity in the first quarter of fiscal 2020.

During the first quarter of fiscal 2020, the Company repurchased approximately 61,000 shares at an average price of $37.55 per share for a total of $2.3 million. The Company's remaining repurchase authorization is approximately $26 million.

Net working capital as a percentage of annualized net sales deteriorated, from 24.1 percent in the first quarter of last year to 27.9 percent in this year’s first quarter.3 The increase in net working capital percentage was driven primarily by an increase in accounts receivable and inventory within Applied Technology.

Applied Technology Division:
Net sales for Applied Technology in the first quarter of fiscal 2020 were $41.7 million, up 3.2 percent year-over-year. Geographically, international sales were up 11.3 percent year-over-year, driven primarily by strong growth in Latin America, particularly Brazil. Sales to this key agricultural region are growing as a result of investment in

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Raven Industries First Quarter 2020 Results
May 20, 2019

and establishment of the division's Latin America headquarters in Brazil in the first quarter of last year. On a domestic basis, sales were flat year-over-year as the division experienced declining demand due to the very challenging weather conditions. However, growth in new products resulted in market share gains in a down market.

Division operating income in the first quarter of fiscal 2020 was $13.2 million, down $2.7 million or 17.0 percent versus the first quarter of fiscal 2019. Increased research and development investment, along with integration and acquisition expenses related to the acquisition of AgSync, drove the year-over-year decrease. In addition, first quarter operating income in the prior year benefited from favorable legal recoveries that did not repeat in the first quarter of this year.

Engineered Films Division:
Net sales for Engineered Films in the first quarter of fiscal 2020 were $44.3 million, down $15.7 million or 26.2 percent year-over-year. Included in prior year's first quarter net sales was $8.9 million of hurricane recovery film sales, which, as expected, did not reoccur in the first quarter of fiscal 2020. Excluding the impact from hurricane recovery film sales, the division's net sales decreased 13.3 percent year-over-year.2 The first quarter of fiscal 2019 was the only quarter in fiscal 2019 with abnormally high hurricane recovery film sales, and as such, the division does not expect hurricane recovery film sales to have a significant comparative impact for the remainder of fiscal year 2020.

During the first quarter, the division went live on its new ERP platform. The overall implementation went very well. However, as anticipated, the division experienced a temporary reduction in operating efficiencies as it began using its new platform. This resulted in delays in processing and fulfilling certain orders during the first quarter. The Company estimates that approximately $2.5 million in sales were pushed into future quarters as a result. Additionally, power outages caused by an ice storm resulted in an unexpected two-day plant shutdown in the first quarter. The Company estimates this shutdown reduced division sales in the first quarter of fiscal year 2020 by approximately $2 million. Together, these temporary operational challenges are estimated to have negatively impacted first quarter net sales by approximately $4.5 million.

During the first quarter of this fiscal year, the division was awarded a new $7.4 million geomembrane installation project in Carlsbad, CA. The division started fabrication on this new contract and expects to complete the project in the fourth quarter of fiscal 2020.

Division operating income in the first quarter of fiscal 2020 was $6.4 million, down $6.8 million or 51.8 percent versus the first quarter of fiscal 2019. Division operating income, as a percentage of sales, decreased from 22.0

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Raven Industries First Quarter 2020 Results
May 20, 2019

percent in the first quarter of last year to 14.4 percent in this year's first quarter. The year-over-year decrease was driven primarily by lower sales volume, including the significant reduction in hurricane recovery film sales, and the corresponding negative operating leverage. In addition, the temporary operational challenges also had an unfavorable impact to division operating income.

Aerostar Division:
Net sales for Aerostar during the first quarter of fiscal 2020 were $12.2 million, up $1.3 million or 11.8 percent versus the first quarter of fiscal 2019. This increase was driven by improved stratospheric balloon and radar sales. Deliveries on the previously announced five-year $36 million radar contract drove growth in radar sales in the first quarter.

Division operating income in the first quarter of fiscal 2020 was $2.0 million, down $0.8 million versus the first quarter of fiscal 2019. The division achieved year-over-year growth in gross profit on higher sales volume; however, division profit decreased due to purposeful increased investment in research and development activities to further advance its engineering services and flight operations capabilities. During the first quarter of this year, the division launched twenty-eight balloons, compared to eight in the prior year's first quarter. Most of these flights were for internal research and development to advance the platform technology. The division is committed to investing in its core platforms to drive long-term growth in both sales and operating income.

Market Outlook:
The U.S. ag market is experiencing a very challenging start to the 2019 growing season. Wet, cool weather and abnormal flooding in North America have delayed and shortened the 2019 planting season. This has unfavorably impacted Applied Technology, as the division's core customers, ag retailers, were limited in the amount of field application activities that could be performed during the first quarter of fiscal 2020. Due to these challenging field conditions, some ag retailers expect to experience double-digit declines in sales during calendar year 2019, and this will likely impact the amount they invest in new machines or technology upgrades in the aftermarket. We expect this to impact the planned number of new machine builds for some OEMs this year. While unfavorable, these circumstances are expected to be short-term in nature, as the long-term demand for precision agriculture technology is expected to grow considerably. Although the domestic ag market has started out slow in 2019, Applied Technology expects to build upon the revenue growth accomplished in the first quarter, as it remains focused on developing innovative and market-leading technology and expanding its international footprint.

Oil prices have remained strong since the start of 2019, and although Engineered Films is more diversified and less dependent on the energy market compared to recent years, the energy market still plays an important role in the division's overall success. If strength in oil prices is sustained, this is expected to favorably impact the

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Raven Industries First Quarter 2020 Results
May 20, 2019

division's growth in the geomembrane market in fiscal 2020.

The Company has been monitoring the global trade environment and tariff developments from both a supplier and customer perspective. The Company believes that it has effectively managed it’s supply chain with minimal impact to financial results. The Company will continue to monitor the global trade environment and the related impact of its uncertainty on grain prices and end-customer sentiment.

Innovation and New Technology:
The Company significantly invests in research and development activities on a recurring basis, with the majority of its research and development investment being made in Applied Technology to drive new products to market. In late fiscal 2019, Applied Technology released its latest advancement in boom control, AutoBoom® XRT, into the marketplace. AutoBoom® XRT technology uses advanced radar sensor technology to maintain optimal spray height and help maximize sprayer efficacy. This innovative new product is another example of the division's commitment to optimize application control technology. Sales of AutoBoom® XRT were strong in the first quarter and are expected to continue to build throughout the rest of this year and into the future. Sales of new products, such as RS1™ and AutoBoom® XRT, enabled Applied Technology to grow in a very challenging end-market in the first quarter.

Project Atlas:
During the first quarter of fiscal 2020, Engineered Films went live on the Company's new ERP platform. Overall, the migration was successful, but the division did experience a learning curve throughout the process. The Company is now focused on Aerostar, the next division to go live on the new ERP platform. Aerostar is expected to go live in the fourth quarter of this year.

Fiscal 2020 Outlook:
"Temporary conditions impacting our Applied Technology division and short-term operational challenges in our Engineered Films division held down our first quarter results,” said Dan Rykhus, President and CEO. “While unfortunate, we do not believe our first quarter performance is indicative of our performance for the rest of the year. To the contrary, we expect growth in both sales and operating income in each division this fiscal year.

“I rarely comment on our performance relative to our plan, but in this case, it is important for you to know that we delivered according to our plan for first quarter earnings per share. We fully expected the drop-off in hurricane recovery film sales in Engineered Films and the corresponding impact this would have on our operating profit. However, we did not plan for the floods, power outages and the extraordinarily late spring season impacting the ag

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Raven Industries First Quarter 2020 Results
May 20, 2019

market. Despite these unanticipated short-term challenges, we performed to plan for the quarter, and we are on track for the year.

"Applied Technology’s slower start to fiscal 2020 was directly related to extremely challenging spring planting conditions and the corresponding impacts this had on ag retailers. With that said, I am very proud the division was able to endure these challenges and still achieve modest revenue growth through leveraging its prior year investment in Latin America and by continuing to introduce new technologies to the marketplace. Core fundamentals remain strong for Applied Technology, and the division continues to appropriately focus on innovation and international expansion to drive market share gains regardless of the end-market conditions they may face.

"Engineered Films faced some unfortunate short-term operational challenges during the first quarter, but these are temporary situations. We fully expected some short-term impact to operational efficiency as a result of going live on a new ERP platform. Overall, this implementation has been very successful and we fully expect to return to pre-go-live efficiency soon and to achieve even stronger efficiencies over time. We expect the energy market to remain strong this year, sales from Line 15 to increase throughout the year, and for geomembrane installation revenues to remain strong.

"Aerostar is capitalizing on its core product lines and executing on its pipeline of contracts. The division is investing heavily in new product innovations and advancing its flight operation capabilities, and we are very optimistic about the division's future business prospects. These investments have been purposeful and are indicative of the future growth potential we see for this division in its core stratospheric balloon and radar product platforms. The overall profitability of the division remains healthy despite increased investment, and we are very pleased with the strategic direction of this division.

"Overall, the Company's long-term strategy remains sound, and our strong position in attractive markets we have chosen, combined with research and development investments, geographic market expansion, and acquisitions, give me confidence in our ability to perform well for the remainder of the year. We expect to grow in our underlying businesses with strong margins, while making key investments to enable our future growth. In order to meet our objective of 10 percent annual earnings growth over the long term, more aggressive investments to support our three divisions will likely be needed. We are actively evaluating the best opportunities for this increased resource allocation in a way that builds on the success achieved in fiscal 2019, delivers strong results in fiscal 2020 and positions us well for the long term," concluded Rykhus.

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Raven Industries First Quarter 2020 Results
May 20, 2019

Regulation G:
The information presented in this earnings release regarding consolidated and Engineered Films' net sales excluding the impact of hurricane recovery film sales, as well as the information regarding consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements

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Raven Industries First Quarter 2020 Results
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speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Bo Larsen
Investor Relations Director
Raven Industries, Inc.
+1(605)-336-2750

Source: Raven Industries, Inc.

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Raven Industries First Quarter 2020 Results
May 20, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30,
	2019	2018	Fav (Un) Change
Net sales	$98,178	$111,129	(11.7)%
Cost of sales	63,112	71,131
Gross profit	35,066	39,998	(12.3)%
Gross profit percentage	35.7%	36.0%

Research and development expenses	7,271	5,285
Selling, general, and administrative expenses	12,674	13,182
Operating income	15,121	21,531	(29.8)%
Operating income percentage	15.4%	19.4%

Other income (expense), net	(69)	5,679
Income before income taxes	15,052	27,210	(44.7)%

Income tax expense	1,842	5,063
Net income	13,210	22,147	(40.4)%

Net income (loss) attributable to noncontrolling interest	—	12

Net income attributable to Raven Industries, Inc.	$13,210	$22,135	(40.3)%

Net income per common share:
- Basic	$0.37	$0.62	(40.3)%
- Diluted	$0.36	$0.61	(41.0)%

Weighted average common shares:
- Basic	36,067	35,914
- Diluted	36,393	36,381

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Raven Industries First Quarter 2020 Results
May 20, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	April 30	January 31	April 30
	2019	2019	2018
ASSETS
Cash and cash equivalents	$61,370	$65,787	$51,317
Accounts receivable, net	67,792	54,472	66,812
Inventories	58,042	54,076	55,162
Other current assets	7,263	8,736	4,483
Total current assets	194,467	183,071	177,774

Property, plant and equipment, net	105,236	106,615	107,037
Goodwill and amortizable intangibles, net	66,823	67,235	56,344
Other assets	7,624	3,324	3,947
TOTAL ASSETS	$374,150	$360,245	$345,102

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$16,179	$8,272	$14,714
Accrued and other liabilities	22,276	24,781	21,249
Total current liabilities	38,455	33,053	35,963

Other liabilities	23,012	18,235	16,053
Shareholders' equity	312,683	308,957	293,086
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$374,150	$360,245	$345,102

Net Working Capital and Net Working Capital Percentage[3]
Accounts receivable, net	$67,792	$54,472	$66,812
Plus: Inventories	58,042	54,076	55,162
Less: Accounts payable	16,179	8,272	14,714
Net working capital[3]	$109,655	$100,276	$107,260

Annualized net sales	$392,712	$352,088	$444,516
Net working capital percentage[3]	27.9%	28.5%	24.1%

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Raven Industries First Quarter 2020 Results
May 20, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2019	2018
Cash flows from operating activities:
Net income	$13,210	$22,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,082	3,683
Other operating activities, net	(8,530)	(12,227)
Net cash provided by operating activities	8,762	13,603

Cash flows from investing activities:
Capital expenditures	(1,570)	(4,164)
Proceeds from sale or maturity of investments	—	6,556
Purchases of investments	(843)	(79)
Proceeds (disbursements) from sale of assets, settlement of liabilities	—	832
Other investing activities, net	(28)	40
Net cash (used in) provided by investing activities	(2,441)	3,185

Cash flows from financing activities:
Dividends paid	(4,682)	(4,658)
Payments for common shares repurchased	(2,281)	—
Payment of acquisition-related contingent liabilities	(620)	(295)
Other financing activities, net	(3,082)	(822)
Net cash used in financing activities	(10,665)	(5,775)

Effect of exchange rate changes on cash	(73)	(231)

Net increase (decrease) in cash and cash equivalents	(4,417)	10,782
Cash and cash equivalents at beginning of period	65,787	40,535
Cash and cash equivalents at end of period	$61,370	$51,317

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Raven Industries First Quarter 2020 Results
May 20, 2019

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2019	2018	Fav (Un) Change
Net sales
Applied Technology	$41,725	$40,430	3.2%
Engineered Films	44,292	59,992	(26.2)%
Aerostar	12,190	10,901	11.8%
Intersegment eliminations	(29)	(194)
Consolidated net sales	$98,178	$111,129	(11.7)%

Operating income
Applied Technology	$13,236	$15,948	(17.0)%
Engineered Films	6,363	13,196	(51.8)%
Aerostar	1,996	2,805	(28.8)%
Intersegment eliminations	1	(15)
Total segment income	$21,596	$31,934	(32.4)%
Corporate expenses	(6,475)	(10,403)	37.8%
Consolidated operating income	$15,121	$21,531	(29.8)%

Operating income percentages
Applied Technology	31.7%	39.4%	(770)bps
Engineered Films	14.4%	22.0%	(760)bps
Aerostar	16.4%	25.7%	(930)bps
Consolidated operating income	15.4%	19.4%	(400)bps

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Raven Industries First Quarter 2020 Results
May 20, 2019

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[4]
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
			Fav (Un)
Segments	2019	2018	Change
Applied Technology
Reported operating income	$13,236	$15,948	(17.0)%
Plus: Depreciation and amortization	1,028	750	37.1%
ATD EBITDA	$14,264	$16,698	(14.6)%
ATD EBITDA % of Net Sales	34.2%	41.3%

Engineered Films
Reported operating income	$6,363	$13,196	(51.8)%
Plus: Depreciation and amortization	2,297	2,321	(1.0)%
EFD EBITDA	$8,660	$15,517	(44.2)%
EFD EBITDA % of Net Sales	19.6%	25.9%

Aerostar
Reported operating income	$1,996	$2,805	(28.8)%
Plus: Depreciation and amortization	221	219	0.9%
Aerostar EBITDA	$2,217	$3,024	(26.7)%
Aerostar EBITDA % of Net Sales	18.2%	27.7%

Consolidated
Net Income attributable to Raven Industries	$13,210	$22,135	(40.3)%
Interest (income) expense, net	(230)	(37)
Income tax expense	1,842	5,063
Plus: Depreciation and amortization	4,082	3,683
Consolidated EBITDA	$18,904	$30,844	(38.7)%
Consolidated EBITDA % of Net Sales	19.3%	27.8%

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Raven Industries First Quarter 2020 Results
May 20, 2019

RAVEN INDUSTRIES, INC.
NET SALES EXCLUDING HURRICANE RECOVERY FILM SALES REGULATION G RECONCILIATION1 & 2
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2019	2018	Fav (Un) Change
Engineered Films
Reported Net Sales	$44,292	$59,992	(26.2)%
Less: Hurricane Recovery Film Sales	17	8,919	(99.8)%
Net Sales, Excluding Hurricane Recovery Film Sales[2]	$44,275	$51,073	(13.3)%

Consolidated Raven
Reported Net Sales	$98,178	$111,129	(11.7)%
Less: Hurricane Recovery Film Sales	17	8,919	(99.8)%
Net Sales, Excluding Hurricane Recovery Film Sales[1]	$98,161	$102,210	(4.0)%

____________________________
1 Consolidated net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as consolidated net sales less hurricane recovery film sales.
2 Engineered Films' net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as Engineered Films' net sales less hurricane recovery film sales.
3 Net working capital is defined as accounts receivable, (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
4 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.

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